Exhibit 10.72

License Agreement

for

Nortridge Loan System

READ THE TERMS AND CONDITIONS OF THIS LICENSE AGREEMENT CAREFULLY BEFORE INSTALLING THE DOWNLOADED EXECUTABLE FOR THE NORTRIDGE LOAN SERVICING SYSTEM. THE SOFTWARE AND RELATED USER DOCUMENTATION (THE “PROGRAM”) IS COPYRIGHTED AND LICENSED (NOT SOLD). BY INSTALLING AND/OR UTILIZING THE PROGRAM, YOU ARE ACCEPTING AND AGREEING TO THE TERMS OF THIS LICENSE AGREEMENT. IF YOU ARE NOT WILLING TO BE BOUND BY THE TERMS OF THIS LICENSE AGREEMENT, YOU SHOULD NOT PROCEED WITH INSTALLATION AND PROMPTLY ERASE ANY DOWNLOADED PROGRAM FILES AND DESTROY ANY BACK UP COPIES THAT MAY HAVE BEEN CREATED. UPON DOING SO, YOU WILL BE ENTITLED TO A REFUND OF ANY MONEY, EXPRESSLY INDICATED BY CONTRACT, AS PROGRAM LICENSE PURCHASE FEES. THIS LICENSE AGREEMENT REPRESENTS THE ENTIRE AGREEMENT CONCERNING THE PROGRAM LICENSING BETWEEN YOU AND NORTRIDGE SOFTWARE, LLC (REFERRED TO AS “LICENSOR”).

1.	License Grant: Licensor hereby grants to you, and you accept, a nonexclusive license to use the computer programs in machine-readable, object code form only (collectively referred to as the “Software”), and the accompanying User Documentation, only as authorized in this License Agreement. The Software may be used only on a single server owned, leased, or otherwise controlled by you; or in the event of the inoperability of that server , on a back-up server selected by you. Neither concurrent use on two or more computers nor use in a local area network or other network is permitted without separate authorization and the payment of other license fees as defined in purchase agreement. You agree that you will not assign, sublicense, transfer, pledge, lease, rent, or share your rights under this License Agreement without the prior written consent of the other party, which consent shall not unreasonably be withheld, except to a successor of all or substantially all of its business properties. You agree that you may not reverse assemble, reverse compile, or otherwise translate the Software. Upon loading the Software into your computer, you may create copies of the Software Program for back-up purposes. Any such copies of the Software shall include Licensor’s copyright and other proprietary notices. Except as authorized under this paragraph, no copies of the Program or any portions thereof may be made by you or any person under your authority or control. For clarification, Licensee is an enterprise and Licensor hereby grants the base license to the enterprise and grants as many physical implementations as is necessary or convenient.

2.	Licensor’s Rights: You acknowledge and agree that the Software and the User’s Manual are proprietary products of Licensor protected under U.S. copyright law. You further acknowledge and agree that all right, title, and interest in and to the Program, including associated intellectual property rights, are and shall remain with Licensor. This License Agreement does not convey to you an interest in or to the Program, but only a limited right of use revocable in accordance with the terms of this License Agreement.

3.	License Fees: The license fees paid by you are paid in consideration of the licenses granted under License Agreement.

4.	Escrow Agreement: Licensor and Licensee agree to enter into a “Software Escrow Agreement” within thirty (30) calendar days of Licensee’s receipt of Licensor’s software, the purpose of which is to place all source code, documentation, and related materials into escrow with an escrow agent during the term of this License Agreement.

5.	Term: This License Agreement is effective upon installation of the Program Software on your server and shall continue until terminated. You may terminate this License Agreement at any time by notifying the Licensor in writing, uninstalling the Program from your server, and destroying all back-up copies of the Software Program. Licensor may terminate this License Agreement upon the breach by you of any term hereof. Upon such termination by Licensor, you agree to remove the Program from your server and destroy all back-up copies of the Program.

6.	Limited Warranty: Licensor warrants, for your benefit alone, for a period of 90 days from the date of commencement of this License Agreement (referred to as the “Warranty Period”) that the Software is free from defects in material and workmanship. Licensor further warrants, for your benefit alone, that during the Warranty Period the Program shall operate substantially in accordance with the functional specifications in th e User’s Manual. If during the Warranty Period, a defect in the Program appears, you may make a request of the Licensor to correct such defect. , If correction of the defect cannot be accomplished by Licensor, Licensor, may elect to refund amounts paid by you under this License Agreement. You agree that the foregoing constitutes your sole and exclusive remedy for breach by Licensor of any warranties made under this agreement. Except for the warranties set forth above, the Program, and the Software contained therein, are licensed “as is”, and Licensor disclaims any and all other warranties, whether express or implied, including, without limitation, any implied warranties of merchantability or fitness for a particular purpose.

7.	Limitation of Liability: Licensor’s cumulative liability to you or any other party for any loss or damages resulting from any claims, demands, or actions arising out of or relating to this agreement shall not exceed the license fee paid to Licensor for the use of the Program. In no event shall Licensor be liable for any indirect, incidental, consequential, special, or exemplary damages or lost profits, even if Licensor has been advised of the possibility of such damages. Some states do not allow the limitation or exclusion of liability for incidental or consequ ential damages, so the above limitation or exclusion may not apply to you.

8.	Trademark: Nortridge ™ and NLS ™ are trademarks of Licensor. No right, license, or interest to such trademark is granted hereunder, and you agree that no such right, license, or interest shall be asserted by you with respect to such trademark.

9.	Governing Law: This License Agreement shall be construed and governed in accordance with the laws of the State of California.

10.	Costs of Litigation: If any action is brought by either party to this License Agreement against the other party regarding the subject matter hereof, the prevailing party shall be entitled to recover, in addition to any other relief granted, reasonable attorney fees and expenses of litigation.

11.	Marketing: Customer agrees that during the term of this agreement, Licensor may publicly refer to licensee, orally and in writing, as a customer of licensor and may use customer’s name and /or logo in connection with any such reference. Any other reference to licensee by licensor requires licensee’s written consent.

12.	Severability: If any term of this License Agreement is declared void or unenforceable by any court of competent jurisdiction, such declaration shall have no effect on the remaining terms hereof.

13.	No Waiver: The failure of either party to enforce any rights granted hereunder or to take action against the other party in the event of any breach hereunder shall not be deemed a waiver by that party as to subsequent enforcement of rights or subsequent actions in the event of future breaches.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as set forth below.

Nortridge Software, LLC		TC Loan Service, LLC

By:	/s/ Chris Ewoldt	By:	/s/ Kenneth E. Rees
Name: Chris Ewoldt		Name: Kenneth E. Rees
Date: 05/13/2013		Date 05/09/2013

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